Exhibit 99.1

AVRA Medical Robotics, Inc. (OTCMKTS: AVMR)

2020 Year-End CEO Update Letter to Shareholders and the Investment Community

For Immediate Release

ORLANDO, FL - February 11, 2021 – AVRA Medical Robotics, Inc. (“AVRA” or “the Company”) (OTCMKTS: AVMR) today issued the following update letter by its CEO, Barry Cohen to shareholders and the investment community:

Dear AVRA Shareholder,

As 2020 began, all things seemed pretty much as usual: we were fresh from the holidays and positively charged with optimism for the New Year ahead.

We had no idea of the impending gloom about to engulf our lives and the world, with new words like ‘Pandemic,’ ‘Lockdown’ and ‘The New Normal’ entering everyday language.

Our company, like so many others, was challenged to make the financial, staff and operational changes needed to continue operations and stay on course, so I am happy to report that, with the full cooperation of all of our suppliers, University of Central Florida personnel and the AVRA team, we have succeeded.

It was fortunate that AVRA never carried much external debt, and I am now pleased to report that external debt was eliminated in full by the end of the year.

It’s also a remarkable tribute to our team that we are also able to report that, despite the slowdown many businesses now face, your company has continued to make good progress in developing its Medical Robotic System.

But our developments in healthcare technology haven’t stopped there: we have risen to the COVID-19 pandemic challenge with a whole new range of preventative healthcare devices with a near-infinite range of applications in ensuring our safety by decontaminating the air of impurities such as bacteria and viruses – including COVID-19.

We also invested our medical technology and financial support with a $210,000 investment in a startup with an Automotive Air Decontamination System and added a new Patent Application for vehicular air sterilization to our Intellectual Property and Investment portfolio.

AVRA staff members were able to adapt surgical-instrument sterilization procedures to increase the effectiveness of an invention to substantially rid vehicle interiors of bacteria and viruses as well as other impurities. The markets for this patent pending application alone are huge, including all private cars, taxis, rentals, rideshares, buses, trucks, train carriages and aircraft.

The system is scalable and may also be used to address many other needs for enclosed spaces such as elevators, hotel and conference rooms, supermarkets and retail shops, medical facilities, etc. and we look forward to developing our production and marketing plans for this patent pending technology in the months ahead.

AVRA continues to expand its Robotic and Mechatronics Team by welcoming new Professorial-level colleagues to assist in our Autonomous Medical Procedures software programming and Biomedical engineering.

The Company is exploring remote operations for its intelligent robotic system for medical procedures using the new 5G mobile network at a time when social distancing, even in the spaces reserved for surgical and medical work, has never been more important. The effectiveness of 5G has reduced the latency issue encountered in the early days of remote robotic surgery operations, a significant and potentially life-saving improvement.

We believe that the Company is well-positioned to understand and meet the modern requirements of robotic-assisted healthcare and we look forward to our next FDA meetings with confidence in our system.

With our expanded medical robotics team and exciting new air-purifying healthcare patent application, we are now funded for operations through 2021 and well positioned for dramatic growth in the years ahead.

Thank you once again for your confidence and continued support of AVRA Medical Robotics, Inc.

ENDS.

About AVRA Medical Robotics

AVRA Medical Robotics, Inc., (OTCMKTS: AVMR) is a medical software and artificial intelligence company building a fully autonomous medical robotic system combining artificial intelligence, machine learning and proprietary software.

AVRA, with a research agreement in place with the University of Central Florida known for its advances in robotics and guidance systems, is developing a fully autonomous surgical robotic system that “robotizes” a wide range of surgical procedures using surgical, non-surgical devices, and instruments which are currently being performed by human hands.

AVRA’s initial focus in the medical robotic field, is on the development of a treatment-independent precision guidance system, applicable to a variety of minimally and non-invasive procedures, to leverage the growing demand for practical medical robotic devices, with an initial focus on skin resurfacing aesthetic procedures.

AVRA has more recently leveraged the sterilization elements of its research and development work on its medical robotic system to address current and future issues highlighted by the COVID-19 pandemic.

For more information visit the Company’s website at www.avramedical.com.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.

The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or AVRA’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

For further information contact the company at: info@avramedical.com

3